Exhibit 10.3

FIRST AMENDMENT

THIS FIRST AMENDMENT (this “Amendment”) is dated as of May 20, 2019 (the “Effective Date”) and entered into by and between 6200 STONERIDGE MALL ROAD INVESTORS LLC, a Delaware limited liability company (“Landlord”) and 10X GENOMICS, INC., a Delaware corporation (“Tenant”).

R E C I T A L S

A. Landlord and Tenant are parties to that certain Lease Agreement dated August 2, 2018 (the “Existing Lease”), pursuant to which Tenant leases that certain premises containing an aggregate of One Hundred Fifty Thousand One Hundred Fifty-One (150,151) rentable square feet within the building known as 6230 Stoneridge Mall Road, Pleasanton, California 94588 (the “Premises”).

B. Tenant has requested the ability to operate one of the Building’s office air handling units on a 24/7/365 basis in connection with Tenant’s laboratory, and Landlord has agreed to such over-standard usage subject to each of the terms, conditions, and provisions set forth herein.

A G R E E M E N T

NOW THEREFORE, in consideration of the agreements of Landlord and Tenant herein contained and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree as follows:

1.	RECITALS

Landlord and Tenant agree the above recitals are true and correct and are hereby incorporated herein as though set forth in full.

2.	DEFINITIONS

As of the date hereof, unless context clearly indicates otherwise, all references to “the Lease” or “this Lease” in the Lease or in this Amendment shall be deemed to refer to the Lease, as amended by this Amendment. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Lease unless context clearly indicates otherwise.

3.	NON-STANDARD USE OF AIR HANDLER

Landlord hereby consents to the use by Tenant of the office air handling unit commonly known as “Unit AC1” on a 24/7/365 in connection with Tenant’s laboratory usage, subject to the terms of the Existing Lease, as applicable.. In the event any capital repairs or replacement of Unit AC1 becomes necessary prior to March 31, 2026, as reasonably determined by Landlord, then such repair or replacement costs shall be included within Operating Expenses and amortized over a period of twenty-five (25) years, with respect to replacements, or, with respect to capital repairs, amortized over the useful life of the subject capital repair as reasonably determined by Landlord in accordance with reasonable real estate accounting and management principles, consistently applied, and otherwise in accordance with the provisions of Paragraph 4(b)(ii)(A)(6) of the Existing Lease; provided, however, (i) such amortized costs shall not count toward (or be included in) the determination of Controllable Operating Expenses (as defined in Paragraph 4(b)(ii)(K) of the Existing Lease), and (ii) if such repair or replacements costs are otherwise incurred in, or chargeable to, a Base Year, then for purposes of determining the Base Operating Expenses applicable to such Base Year, such amortized repair or replacements costs shall not be included. For the avoidance of doubt, Landlord shall be responsible for the maintenance, repair, and any necessary replacement of Unit AC1, which maintenance and repair shall be performed in accordance with manufacturer’s specifications and otherwise generally consistent with the practices of a “Class A” landlord. Tenant acknowledges and agrees that notwithstanding Tenant’s right to make use of Unit AC1 on a 24/7/365, the maintenance, repair and/or replacement of such unit may require the same to be shut down on a temporary basis, from time to time, and, in connection therewith, Landlord will use commercially reasonable efforts to minimize, to the extent practical, any material interference with Tenant’s use of the Premises.

4.	GENERAL PROVISIONS

(a) Ratification and Entire Agreement. Except as expressly amended by this Amendment, the Lease shall remain unmodified and in full force and effect. As modified by this Amendment, the Lease is hereby ratified and confirmed in all respects. In the event of any inconsistencies between the terms of this Amendment and the Lease, the terms of this Amendment shall prevail. The Lease as amended by this Amendment constitutes the entire understanding and agreement of Landlord and Tenant with respect to the subject matter hereof, and all prior agreements, representations, and understandings between Landlord and Tenant with respect to the subject matter hereof, whether oral or written, are or should be deemed to be null and void, all of the foregoing having been merged into this Amendment. Landlord and Tenant do each hereby acknowledge that it and/or its counsel have reviewed and revised this Amendment, and agree that no rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall be employed in the interpretation of this Amendment. This Amendment may be amended or modified only by an instrument in writing signed by each of the Landlord and Tenant.

(b) Brokerage. Landlord and Tenant do each hereby represent and warrant to the other that such representing party has not retained the services of any real estate broker, finder or any other person whose services would form the basis for any claim for any commission or fee in connection with this Amendment or the transactions contemplated hereby. Landlord and Tenant do each hereby agree to save, defend, indemnify and hold the other party free and harmless from all losses, liabilities, damages, and costs and expenses arising from any breach of its warranty and representation as set forth in the preceding sentence, including the other party’s reasonable attorneys’ fees.

(c) Authority; Applicable Law; Successors Bound. Landlord and Tenant do each hereby represent and warrant to the other that this Amendment has been duly authorized by all necessary action on the part of such party and that such party has full power and authority to execute, deliver and perform its obligations under this Amendment. This Amendment shall be governed by and construed under the laws of the State of California, without giving effect to any principles of conflicts of law that would result in the application of the laws of any other jurisdiction. This Amendment shall inure to the benefit of and be binding upon Landlord and Tenant and their respective successors and permitted assigns with respect to the Lease.

(d) Counterparts. This Amendment may be executed in counterparts each of which shall be deemed an original but all of which taken together shall constitute one and the same instrument.

Remainder of Page Intentionally Blank

IN WITNESS WHEREOF, Landlord and Tenant have executed this Amendment as of the date first above written.

LANDLORD:	6200 STONERIDGE MALL ROAD INVESTORS, LLC, a Delaware limited liability company

	By:	TPF Equity REIT Operating Partnership LP, a Delaware limited partnership, its sole member

		By:	TPF Equity REIT Operating Partnership GP LLC, a Delaware limited liability company, its general partner

			By:	/s/ Andrew Wietstock
Name: Andrew Wietstock
Title: Director

TENANT:	10X GENOMICS, INC., a Delaware corporation

	By:	/s/ Justin McAnear
Name: Justin McAnear
Title: Chief Financial Officer

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